                                                                   EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in amendment number 1 of the registration statement on Form S-4 of MSX International, Inc. for the registration of $100,000,000 of MSX International, Inc. 11 3/8% Senior Subordinated Notes due 2008 of our report dated March 31, 1998 on our audits of the combined financial statements of the Technical Services Group of MascoTech, Inc. for the years ended December 31, 1995 and 1996 and on our audit of the consolidated financial statements of MSX International, Inc. for the fiscal year ended December 28, 1997. We also consent to the reference to our firm under the caption "Experts".




Coopers & Lybrand L.L.P.

Detroit, Michigan
May 29, 1998